EXHIBIT 99.01

                       NEWS FROM CELERITY SOLUTIONS, INC.
                              FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT - 508-287-5888
     LUDA KOPEIKINA, PRESIDENT, EXT. 114 OR EDWARD TERINO, CFO, EXT. 113

Celerity Solutions, Inc. Acquires Somerset Automation, Inc.

Concord, Massachusetts, December 10, 1997 -- Celerity Solutions, Inc. (Celerity;
NASDAQ: CLTY, CLTYW) announced today that on December 8th it acquired Somerset Automation, Inc. (Somerset), a privately-held warehouse management software company based in Irvine, California for 1.95 million shares of restricted common stock, $2 million in cash, and $845,000 in notes that are payable beginning in 1999 and become fully due on October 1, 2000.

Somerset's financial  performance  (audited) for fiscal 1997 (ending January 31,
1997) and the eight months ending September 30, 1997 included sales of approximately $3.6 million and $3 million, and operating income of $400,000 and $560,000, respectively. Somerset has generated positive cash flow for both periods, is debt free, and had approximately $900,000 in cash at closing.

According to Luda Kopeikina, President of Celerity, "The acquisition of Somerset adds approximately $4.5 million to our revenue base on an annualized basis. More importantly, it adds a rapidly growing, recognized, and profitable technology leader in the warehouse management software market to Celerity's existing supply chain management business. The acquisition of Somerset fills a strategic product need for Celerity and positions the Company to provide integrated warehouse and supply chain management software for the middle market. We expect to achieve synergies in the areas of marketing and sales and through the utilization of our Russian software development resources for Somerset's products."

According to Luc Ringuette, CEO of Somerset, "We are proud of the growth and the recognized technology leadership position that we have been able to achieve in the warehousing software industry. The combination of the two companies presents a great opportunity to capitalize on the market growth through packaging our combined products for delivery through alternate distribution channels."

Somerset was founded in 1990 by Luc Ringuette with a focus on the development and implementation of warehouse management software products. Somerset has approximately 40 employees. The Company has prestigious customers including:
Corporate Express, Wesley Jessen, Pleasant Company, Bugle Boy Industries, Columbia Sportswear, and its software distributes products for Microsoft, Becton Dickinson, and others through the strategic relationship with the Interamerican Group (a division of US Freightways). Somerset has been recognized by several publications for the success of its software in achieving improved inventory and shipping accuracy, and increasing warehouse productivity. Somerset's warehouse management software, WMS 4.0, is client-server based, highly flexible, user configurable, and supports single and multiple facility enterprises. Modules include Inventory Control, Inventory Management, Inbound Processing, Outbound Processing, and Workload Management.



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Celerity  will  continue  to  operate  Somerset  Automation  as a  wholly  owned subsidiary under the name "Somerset, Inc." Its offices will remain in Irvine, CA.

Celerity Solutions, Inc., which trades on NASDAQ Small-Cap Market (CLTY), a provider of supply chain management software, was founded in 1982 and has offices in Dedham, MA, Denver, CO, Los Angeles, CA, Irvine, CA, and St. Petersburg, Russia.

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This  press  release  may  contain  certain  forward-looking   statements,  e.g.
"expect",  "projected",  within the meaning of the Private Securities Litigation
Reform  Act  of  1995.   Such  statements  are  subject  to  certain  risks  and
uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Celerity cautions readers not to place undue reliance on any forward looking statements, which speak only as to management's expectations on the date hereof. Celerity does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances
after  the  date  hereof  or  to  reflect  the   occurrence  of  anticipated  or
unanticipated events.